Exhibit 4.32

Execution Version

CONVERTIBLE NOTE PURCHASE AGREEMENT

by and between

UXIN LIMITED

and

PACIFICBRIDGE ASSET MANAGEMENT

Dated July 12, 2019

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*] indicates the redacted confidential portions of this exhibit.

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	ISSUANCE OF THE NOTES		5
	2.1	Issuance of the Notes	5
	2.2	Closing	5
	2.3	Payment and Delivery	5
	2.4	Conditions to the Fund Manager’s Obligations to Effect the Closing	5
	2.5	Conditions to the Company’s Obligations to Effect the Closing	6

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
	3.1	Accuracy of Disclosure	6
	3.2	Existence and Qualification	7
	3.3	Capitalization; Issuance of Subscription Shares	7
	3.4	Valid Issuance of the Notes and the Conversion Shares	7
	3.5	Capacity, Authorization and Enforceability	8
	3.6	Non-Contravention	8
	3.7	Consents and Approvals	8
	3.8	Financial Statements	8
	3.9	Operating and non-GAAP financial Data	8
	3.10	Related Party Transactions	9
	3.11	Absence of Certain Changes	9
	3.12	Litigation	9
	3.13	Compliance with Laws	9
	3.14	Securities Laws	9
	3.15	No Registration	9
	3.16	Ranking of the Notes	9
	3.17	Listing and Maintenance Requirements	9
	3.18	Investment Company	9
	3.19	Money Laundering Laws	9
	3.20	OFAC	10
	3.21	Foreign Corrupt Practices	10
	3.22	PFIC	10
	3.23	Tax Matters	10

4.	REPRESENTATIONS AND WARRANTIES OF THE FUND MANAGER		11
	4.1	Existence	11
	4.2	Capacity	11
	4.3	Authorization and Enforceability	11
	4.4	Non-Contravention	11
	4.5	Consents and Approvals	11
	4.6	Investment Intent	11
	4.7	Regulation S Eligibility; Restriction on Resale	11
	4.8	Investment Experience	12

5.	COVENANTS		12
	5.1	Further Assurances	12
	5.2	Reservation of Shares	12
	5.3	Lock-Up	12
	5.4	No Transfer to Adverse Persons	12

i

	5.5	Use of Proceeds	13
	5.6	Conversion to ADSs	13

6.	INDEMNIFICATION		13
	6.1	Indemnification	13
	6.2	Third Party Claims	14
	6.3	Other Claims	15

7.	MISCELLANEOUS		15
	7.1	Survival of the Representations and Warranties	15
	7.2	Governing Law; Dispute Resolution	15
	7.3	Amendment	16
	7.4	Binding Effect	16
	7.5	Assignment	16
	7.6	Notices	16
	7.7	Entire Agreement	17
	7.8	Severability	17
	7.9	Fees and Expenses	17
	7.10	Confidentiality	17
	7.11	Specific Performance	17
	7.12	Termination	18
	7.13	Headings	18
	7.14	Counterparts	18
	7.15	No Waiver	18

Schedules and Exhibits

SCHEDULE 1 — PURCHASERS AND ALLOCATIONS

SCHEDULE 2 — ADVERSE PERSONS

EXHIBIT A — FORM OF 10.0% NOTE

EXHIBIT B — FORM OF 11.0% NOTE

ii

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated July 12, 2019, is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and PacificBridge Asset Management (the “Fund Manager”) acting in its capacity as the fund manager of each of the Persons listed in Schedule 1 hereto (each, a “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue to each Purchaser, and the Fund Manager has agreed to cause each Purchaser to purchase from the Company, the applicable Notes (as defined below), subject to the terms and conditions set forth herein and in the applicable Notes.

NOW, THEREFORE, in consideration of the respective undertakings stated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS.  Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“10.0% Note” shall mean a promissory note, with a 10.0% coupon and a maturity date that is 12 months after the issuance date, to be issued by the Company to the applicable Purchaser pursuant to Article 2 below, in the form of Exhibit A.

“11.0% Note” shall mean a promissory note, with a 11.0% coupon and a maturity date that is 15 months after the issuance date, to be issued by the Company to the applicable Purchaser pursuant to Article 2 below, in the form of Exhibit B.

“ADSs” shall mean American Depositary Shares representing Class A Ordinary Shares.

“Adverse Person” shall mean any Person identified in Schedule 2 hereto, any additional Persons to be mutually agreed in writing by the Company and the Fund Manager from time to time, and any Controlled Affiliates of any of the foregoing.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For the avoidance of doubt, none of the Purchasers shall be considered as an Affiliate of the Company or the Company’s Subsidiaries by reason of holding any Notes to be issued hereunder.

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or another day on which banking institutions in the State of New York, the PRC, Hong Kong, the Republic of Korea or the Cayman Islands are required by law to be closed.

“Claim Notice” shall have the meaning specified in Section 6.2(a) of this Agreement.

“Class A Ordinary Shares” shall mean the Class A ordinary shares of the Company of a par value of US$0.0001 each.

“Class B Ordinary Shares” shall mean the Class B ordinary shares of the Company of a par value of US$0.0001 each.

“Closing” shall have the meaning specified in Section 2.2 of this Agreement.

“Closing Date” shall have the meaning specified in Section 2.2 of this Agreement. “Company” shall have the meaning specified in the preamble to this Agreement.

“Company Securities” shall mean (a) Ordinary Shares or American Depositary Shares, depositary receipts or similar instruments issued in respect of Ordinary Shares, (b) securities convertible into, or exercisable or exchangeable for, any Ordinary Shares or other instruments described in clause (a), and (c) any options, warrants or other rights to acquire any of the foregoing Ordinary Shares, instruments or securities.

“Control” of a given Person shall mean the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” shall mean the Class A Ordinary Shares issuable upon conversion of the Notes in accordance with the terms thereof.

“Dispute” shall have the meaning specified in Section 7.2 of this Agreement.

“Encumbrance” shall mean (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; and (d) any adverse claim as to title.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Fund Manager” shall have the meaning specified in the preamble to this Agreement.

“Fundamental Company Representations” shall mean the representations and warranties by the Company contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.6.

“Fundamental Purchaser Representations” shall mean the representations and warranties by the Fund Manager contained in Sections 4.1, 4.2, 4.3 and 4.4.

“Governmental Entity” shall mean any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“Indemnified Party” shall have the meaning specified in Section 6.1(a) of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 6.1(a) of this Agreement.

“Indemnity Notice” shall have the meaning specified in Section 6.3 of this Agreement.

“Lock-Up Period” shall mean the period between the Closing Date and the date that is 180 days after the Closing Date (both dates inclusive).

“Loss Threshold” shall have the meaning specified in Section 6.1(c).

“Losses” shall have the meaning specified in Section 6.1(a) of this Agreement.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement and the Notes and to timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Fund Manager or any Purchaser, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Fund Manager or any Purchaser in writing or otherwise contemplated by this Agreement, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries compared to compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries compared to any other companies that operate in the industry or market in which the Company and its Subsidiaries operate), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest, or (viii) earthquakes, hurricanes, floods or other natural disasters.

“Note(s)” shall mean any of the 10.0% Note and the 11.0% Note, as applicable.

“Ordinary Shares” shall mean the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person” shall mean any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“PRC” shall mean the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Amount” with respect to a Purchaser and a Note shall mean the U.S. dollar amount set forth next to the name of the Purchaser in the column entitled “Principal Amount” in the applicable table in Schedule 1 hereto.

“Purchaser” shall have the meaning specified in the preamble to this Agreement.

“Purchaser Entities” shall mean, collectively, the Purchasers and the Fund Manager.

“Regulation S” shall have the meaning specified in Section 3.14 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC from time to time, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Subsidiary” shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person, which shall, for the avoidance of doubt, include any variable interest entity whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards (each, a “VIE” and collectively, the “VIEs”) and any Subsidiary of such VIEs.

“Third Party Claim” shall have the meaning specified in Section 6.2(a) of this Agreement.

“Transfer” shall mean directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Company Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, American Depositary Receipts or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“US$” and “U.S. dollar” shall mean the lawful currency of the United States of America.

2.                                      ISSUANCE OF THE NOTES.

2.1          Issuance of the Notes. Subject to the satisfaction of terms and conditions of this Agreement, at the Closing, the Company agrees to issue to each Purchaser, and the Fund Manager hereby agrees to cause each Purchaser to purchase from the Company, the 10.0% Note or the 11.0% Note, in the principal amount equal to the applicable Principal Amount.

2.2          Closing.  The closing of the issuance and purchase of the Notes shall take place remotely via the exchange of documents and signatures after all closing conditions specified in Sections 2.4 and 2.5 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing).  The date of the Closing (the “Closing Date”) will be September 18, 2019 or such other date as the Company and the Fund Manager may mutually agree in writing.

2.3          Payment and Delivery. At the Closing, the Fund Manager shall cause each Purchaser to pay and deliver the applicable Principal Amount to the Company in U.S. dollars by wire transfer, or by such other method as may be mutually agreed by the Company and the Fund Manager, of immediately available funds to such bank account of the Company designated in writing by the Company.  Such payment shall be delivered and made available to such bank account on the Closing Date, and the Company shall deliver to each Purchaser the duly executed Note dated the Closing Date, free and clear of Encumbrances.

2.4          Conditions to the Fund Manager’s Obligations to Effect the Closing. The obligation of the Fund Manager to cause each Purchaser to purchase the Note at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Fund Manager in its sole and absolute discretion:

(a)          All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the applicable Note shall have been completed;

(b)          The representations and warranties of the Company contained in Article 3 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct as of the Closing Date, and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date;

(c)           No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to that Purchaser that are substantial in relation to the Company and its Subsidiaries; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to that Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to that Purchaser that are substantial in relation to the Company and its Subsidiaries;

(d)          No event, occurrence, development or state of circumstances that has or could reasonably be expected to have a Material Adverse Effect has occurred; and

(e)           No event, occurrence, development or state of circumstances that would constitute an Event of Default (as defined in the applicable Note) shall have occurred.

2.5          Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue the Note to a Purchaser at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)          All corporate and other actions required to be taken by that Purchaser and the Fund Manager in connection with the purchase of the applicable Note shall have been completed;

(b)          The representations and warranties of the Fund Manager contained in Article 4 of this Agreement shall have been true and correct on the date of this Agreement and true and correct in all material respects as of the Closing Date, and the Fund Manager shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date; and

(c)           No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Entity of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise disclosed in the SEC Documents, the Company represents and warrants to the Fund Manager as of the date hereof and as of the Closing that:

3.1          Accuracy of Disclosure.  The Company has filed or furnished, as applicable, on a timely basis, all SEC Documents. As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be), and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

3.2          Existence and Qualification. The Company has been duly organized, is validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents.  Each of the Company and its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its respective business or its respective ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

3.3          Capitalization; Issuance of Subscription Shares.  The authorized share capital of the Company is $1,000,000 divided into 10,000,000,000 shares comprising of (i) 9,600,000,000 Class A Ordinary Shares, of which 839,868,944 Class A Ordinary Shares (excluding the 23,501,589 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of American Depositary Shares reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding as of February 28, 2019, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding as of February 28, 2019, and (iii) 300,000,000 shares of a par value of $0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Company’s articles of association. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

3.4          Valid Issuance of the Notes and the Conversion Shares.  The Notes and the Conversion Shares to be issued, sold and delivered upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances except as imposed by applicable securities laws, and based in part upon the representations and warranties of the Fund Manager in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Upon conversion of the Notes, each Purchaser will be entitled to all rights accorded to a holder of the Company’s Class A Ordinary Shares and will be the record and beneficial owner of all such securities and have good and valid title to all such securities, free and clear of all Encumbrances except as imposed by applicable securities laws. The Conversion Shares will be freely transferable in compliance with Rule 144 under the Securities Act upon conversion of the Notes and no restrictive legend will be included in any certificate evidencing such shares.

3.5          Capacity, Authorization and Enforceability.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by the Fund Manager, this Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

3.6          Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Company or any of its Subsidiaries is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which the Company’s or any of its Subsidiaries’ assets are subject, except in the case of clauses (ii) or (iii) as would not have a Material Adverse Effect.  There is no action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

3.7          Consents and Approvals. Assuming the accuracy of the representations and warranties of the Fund Manager under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and the Nasdaq Stock Market (including, without limitation, a current report on Form 6-K).

3.8          Financial Statements.  The financial statements (including any related notes) contained in the SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

3.9          Operating and non-GAAP financial Data.  All operating data and non-GAAP financial data of the Company and its Subsidiaries disclosed in the SEC Documents, including but not limited to GMV, transaction volume, number of car listings and used car transaction facilitation service take rate, are true and accurate in all material respects.

3.10        Related Party Transactions.  There are no material transactions between the Company or any of its Subsidiaries, on the one hand, and the Company’s or any of its Subsidiaries’ respective 5% or greater shareholders, Affiliates, directors or executive officers, or any Affiliates of such Persons, on the other hand, except as have been duly approved by the audit committee of the Board, or any other related party transactions required to be disclosed that are not disclosed in the SEC Documents.

3.11     Absence of Certain Changes.  Except as set forth in the SEC Documents, since December 31, 2018, there has been no event, occurrence, development or state of circumstances that has or could reasonably be expected to have a Material Adverse Effect.

3.12        Litigation.  Except as disclosed in the SEC Documents, there are no actions pending or may threatened against or involving the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries.

3.13        Compliance with Laws.  Except as disclosed in the SEC Documents, the business of the Company or its Subsidiaries is not being conducted in violation of any applicable law or government order applicable to the Company or its Subsidiaries except for violations which do not and would not have a Material Adverse Effect.

3.14        Securities Laws.  (a) No “directed selling efforts” into the United States (as defined in Rule 902 of Regulation S under the Securities Act (“Regulation S”)) with respect to the Notes have been made by the Company, any of its Affiliates, or any Person acting on its behalf, and (b) none of the foregoing Persons has taken any actions that would result in the sale of the Notes to the Purchasers under this Agreement requiring registration under the Securities Act or any U.S. state securities laws.  The Company is a “foreign issuer” (as defined in Regulation S).

3.15        No Registration. Assuming the accuracy of the Fund Manager’s representations and warranties in Article 4, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to that Purchaser as contemplated hereby.

3.16        Ranking of the Notes. The Notes rank senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to the Notes, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s Subsidiaries.

3.17        Listing and Maintenance Requirements.  The issuance and sale of the Notes under this Agreement and the transactions contemplated hereby do not contravene the rules and regulations of the Nasdaq Global Select Market.

3.18        Investment Company. The Company is not, and upon the sale of the Notes contemplated herein and the application of the net proceeds therefrom will not be, required to register as an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended.

3.19        Money Laundering Laws. The operations of the Company and its Subsidiaries have been and will be conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or its Subsidiaries, its Affiliates employees or agents with respect to the Money Laundering Laws is pending or threatened.

3.20        OFAC. (i) None of the Company, any of its Subsidiaries, or any director, officer or employee of any of the foregoing, or, to the Company’s knowledge, any agent, Affiliate or representative of the Company, is a Person that is, or is owned 50% or more or controlled by one or more Persons that are (such Persons referred to as “Sanctioned Persons”): (a) the target of any sanctions administered or enforced by the U.S. government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”), including by being listed on any Sanctions related list of designated persons, or (b) located, organized or resident in, or a national, Governmental Entity. or agent of, a country, region or territory that is the subject or target Sanctions (as of the date hereof, including but not limited to, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”)). (ii) The Company represents and covenants that the Company and its Significant Subsidiaries have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions directly or indirectly with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or the target of Sanctions.

3.21        Foreign Corrupt Practices. Neither of the Company or its Subsidiaries, nor any Person acting on their behalf, has, directly or indirectly (i) used any funds or will use and proceeds from the sale of the Notes for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf of which the Company or any of or its Subsidiaries is aware) which is in violation of any applicable law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to the Company or its Subsidiaries.

3.22        PFIC. Based on the Company’s current income and asset and projections as to the value of its assets and market value of its ADSs, including the current and anticipated value of its assets, the Company believes that it was not and does not expect to be a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended for the current taxable year or in foreseeable future.

3.23        Tax Matters. The Company and its Subsidiaries have filed all material tax returns required by applicable law to be filed by them, have paid all taxes due pursuant to such returns (including interest and penalties), and have paid all other material taxes, fees, assessments and other governmental charges owing by them or in respect of their respective property, income, profits and assets, except for such taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith by appropriate proceedings, and against which adequate reserves are being maintained in accordance with GAAP (or the comparable accounting principles in the relevant jurisdiction). No material tax assessment has been imposed on (or threatened in writing to be imposed on) the Company and its Subsidiaries or any of their respective assets.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND MANAGER. (i) The Fund Manager acting on behalf of each Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

4.1          Existence.  Each Purchaser Entity has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

4.2          Capacity.  Each Purchaser Entity has the requisite power and authority to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby. The Fund Manager is the general partner and sole fund manager of each Purchaser and has the capacity and authority to act on behalf of each Purchaser.

4.3           Authorization and Enforceability.  This Agreement has been duly authorized, executed and delivered by the Fund Manager, and assuming the due authorization, execution and delivery by the Company, this Agreement is a valid and binding agreement of the Fund Manager, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4.4          Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of any Purchaser Entity or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any Purchaser Entity is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which any Purchaser Entity is a party or by which any Purchaser Entity is bound or to which any assets of any Purchaser Entity are subject.  There is no action, suit or proceeding, pending or, to the knowledge of the Fund Manager, threatened against any Purchaser Entity that questions the validity of this Agreement or the right of any Purchaser Entity to enter into this Agreement to consummate the transactions contemplated hereby.

4.5          Consents and Approvals.  Neither the execution and delivery by the Fund Manager of this Agreement, nor the consummation by any Purchaser Entity of any of the transactions contemplated hereby, nor the performance by any Purchaser Entity of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

4.6          Investment Intent. Each Purchaser is purchasing the Notes solely for its own account for investment, and not with a view to, or for sale in connection with, any distribution of the Notes or any portion thereof, and not with any present intention of selling, offering to sell, or otherwise disposing of or distributing the Notes or any portion thereof in any transaction.  The entire legal and beneficial interest of the Notes is being purchased, and will be held, for each Purchaser’s own account only, and neither in whole or in part for the account of any other Person.

4.7          Regulation S Eligibility; Restriction on Resale. The Fund Manager acknowledges that each Purchaser is acquiring the Notes in an “offshore transaction” (as defined in Regulation S) in reliance upon the exemption from registration provided by Regulation S.  Each Purchaser is not a U.S. person as defined in Rule 902 of Regulation S and is located outside of the United States.  The Fund Manager understands that the Notes to be purchased by each Purchaser has not been registered under the Securities Act or any U.S. state law and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act and applicable U.S. state law.

4.8          Investment Experience.  Each Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of the investment in the Notes and the Conversion Shares.  Each Purchaser is able to bear the economic risks of an investment in the Notes and the Conversion Shares.  The Fund Manager understands that securities prices are a function of a large number of variables and that there is no way for the Company to predict or otherwise gauge the market’s reaction to the disclosure of any material information. The Fund Manager acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Notes and the Conversion Shares. The Fund Manager understands and acknowledges that the Company has or may have information concerning the Company and its Affiliates including, but not limited to, the short term and long-term plans of the Company and its Affiliates. With full recognition of the foregoing, and after discussing these matters with its counsel and such other advisors as it deems appropriate, the Fund Manager wishes to cause each Purchaser to consummate the transactions contemplated under this Agreement on the terms set forth herein.

5.                                      COVENANTS.

5.1          Further Assurances. From the date of this Agreement to the Closing Date, (i) the Company and the Fund Manager shall use their reasonable efforts to fulfill, or obtain the fulfillment of, all of the conditions precedent to the consummation of the transactions contemplated hereby, and (ii) the Fund Manager shall cause each Purchaser to take necessary and appropriate actions contemplated hereunder for the consummation of the transactions contemplated hereby.

5.2          Reservation of Shares. At all times for so long as any Note (or any portion thereof) remains outstanding, the Company shall take all actions necessary to have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of Class A Ordinary Shares needed to provide for the complete issuance of the Conversion Shares underlying such Notes.

5.3          Lock-Up.  Notwithstanding any other provisions of this Agreement or any other agreement by the Company and the Purchaser Entities, during the Lock-Up Period, the Fund Manager shall ensure that each Purchaser Entity will not, and will procure that none of its Subsidiaries will, without the prior written consent of the Company, directly or indirectly through one or a series of transactions, Transfer any Company Securities to any Person other than the Purchaser Entity’s Subsidiaries. Any Transfer of Company Securities made in violation of this Section 5.3 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

5.4          No Transfer to Adverse Persons.  Notwithstanding any other provisions of this Agreement or any other agreement by the Company and the Purchaser Entities, the Fund Manager shall ensure that each Purchaser Entity will not directly or indirectly Transfer, and will not permit any direct or indirect Transfer, through one or a series of transactions, of any Company Securities held by it directly or indirectly (including through any Affiliate) to any Adverse Person without the prior written consent of the Company. Any Transfer of any Company Securities made in violation of this Section 5.4 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

5.5          Use of Proceeds. The Company shall use the proceeds from the issuance of the Notes for general corporate purposes, and shall not use the proceeds from the issuance of the Notes (a) to fund or facilitate any activities of or business with any Person that is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any country or territory that is subject of any Sanctions, (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any anti-corruption laws, or (d) in a way that that result in noncompliance with all applicable anti-money laundering or anti-terrorism statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity.

5.6          Conversion to ADSs. To the extent permitted by applicable law, after the conversion of either Note (or any portion thereof) by any Purchaser into Conversion Shares, in the event that such Purchaser has delivered to the Company written notice specifying that such Purchaser irrevocably elects to convert the Conversion Shares into ADSs subject to the compliance of applicable conditions under Rule 144(b), the Company shall use its reasonable best efforts to effect (or cause to be effected) the conversion of such Conversion Shares into ADSs within seven (7) days after receiving such written notice.

6.                                      INDEMNIFICATION.

6.1          Indemnification.

(a)          Subject to the other provisions of this Article 6, each of the Company and the Fund Manager (“Indemnifying Party”) shall indemnify and hold each other, such other party’s respective Affiliates, and such other party’s and their respective Affiliates’ members, partners, managers, directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees (collectively, “Losses”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty made by the Indemnifying Party or its applicable Affiliates under this Agreement; or (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Indemnifying Party or its applicable Affiliates under this Agreement. The indemnity under this Article 6 shall not be prejudiced by or otherwise be subject to any disclosure and shall apply regardless of whether the Indemnifying Party has any actual or constructive knowledge with respect thereto.

(b)          No Indemnifying Party shall be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a Third Party Claim).

(c)           The Fund Manager as the Indemnified Party shall not be entitled to recover any Losses, other than with respect to breaches of Fundamental Company Representations or Fundamental Purchaser Representations (as applicable), until such time as the aggregate amount of all such Losses that have been suffered or incurred by the Indemnified

Party exceeds two percent (2%) of the issued Principal Amount with respect to the Purchasers (the “Loss Threshold”), provided, however, that once the aggregate amount of all such Losses exceeds the Loss Threshold, the Indemnifying Party shall be liable for all such Losses (including the Losses up to the Loss Threshold).

(d)          The maximum aggregate amount of Losses that the Indemnified Parties will be entitled to recover pursuant to this Article 6 shall be limited to one hundred percent (100%) of the issued aggregate Principal Amount of all Purchasers.  Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 6.1) shall not apply to any claim based on fraud, willful misrepresentation or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

(e)           An Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Losses suffered.

(f)           Notwithstanding any other provision contained herein, the remedies contained in this Article 6 shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on any party hereto provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to fraud of the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Article 6 or elsewhere in this Agreement shall affect any parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after the Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any party to rescind this Agreement.

6.2          Third Party Claims.

(a)          If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article 6, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party shall have been prejudiced by such failure.

(b)          Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to control and settle the proceeding, provided that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c)           If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 6.2(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 6.2(b).

(d)          In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3          Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s good faith estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure, delay or deficiency in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been prejudiced by such failure, delay or deficiency. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

7.                                      MISCELLANEOUS.

7.1          Survival of the Representations and Warranties. All representations and warranties made by any party hereto other than the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive for eighteen (18) months from and after the date hereof, and shall terminate and be without further force or effect on the date that is eighteen (18) months from and after the date hereof, and the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive for five (5) years from and after the date hereof, and shall terminate and be without further force or effect on the date that is five (5) years from and after the date hereof, except that any claim under any representation or warranty made by any party hereto that have been asserted in writing pursuant to Section 6.1 against the party hereto making such representation or warranty prior to the expiration of the applicable survival period set forth in this Section 7.1 shall survive until such claim is fully and finally resolved.

7.2          Governing Law; Dispute Resolution. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement or the Notes, including any question regarding the existence, validity or termination hereof or thereof (a “Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. In the case of any Dispute, there shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, the respondent(s) shall have the right to appoint another arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the parties hereto irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

7.3          Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

7.4          Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser Entities, the Company, and their respective heirs, successors and permitted assigns.

7.5          Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Fund Manager without the express written consent of the other party hereto, except that the Fund Manager may assign all or any part of its rights and obligations hereunder to any Affiliate of the Fund Manager without the consent of the other parties hereto, provided that no such assignment shall relieve the Fund Manager of its obligations hereunder if such assignee does not perform such obligations.  Any purported assignment in violation of the foregoing sentence shall be null and void.

7.6          Notices. All notices, requests, demands, and other communications required or permitted to be given by one party hereto to the other party hereto under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of actual delivery if delivered personally, (ii) on the date sent if sent by facsimile, (iii) on the next Business Day following delivery to Federal Express for overnight courier service, or (iv) on the day of attempted delivery by the postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case as properly addressed or delivered as follows:

If to the Company, at:	Uxin Limited 2-5F, Tower E, LSHM Center, No. 8 Guangshun South Avenue Chaoyang District, Beijing, 100102 People’s Republic of China E-mail: daikun@xin.com Attn: Mr. Kun Dai

If to the Fund Manager, at:	PacificBridge Asset Management Unit No. 1904 (Trade Tower, Samsung-dong), 511 Yeongdong-daero, Gangnam-gu, Seoul, 06164 Republic of Korea E-mail: dannysong@pacificbridgeam.com Attn: Mr. Danny Song

Any party hereto may change its address for purposes of this Section 7.6 by giving the other party hereto written notice of the new address in the manner set forth above.

7.7          Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the parties hereto with respect to the matters covered hereby are merged and superseded by this Agreement.

7.8          Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

7.9          Fees and Expenses. Each of the Company and the Fund Manager shall pay its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

7.10        Confidentiality. (a) Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its Affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, other than to its members, managers, directors, officers, employees, partners, co-investors, auditors, counsels, consultants and other advisors and representatives who have a need to know such information, and (b) each party hereto shall ensure that its Affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, provided, however, that nothing in this Agreement shall restrict any party from disclosing information (i) that is already publicly available not as a result of a breach of this section, or (ii) that may be required by applicable law, statute, treaty, rule, regulation, order, right, privilege, qualification, license or franchise or determination of an arbitrator or a Governmental Entity.

7.11        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.12        Termination. In the event that the Closing shall not have occurred by December 31, 2019, the Company or the Fund Manager may terminate this Agreement, except for the provisions of Article 7, which shall survive any termination under this Section 7.12, provided that (a) any party hereto who is then in a material breach of this Agreement shall not be entitled to terminate this Agreement pursuant to this Section 7.12.

7.13        Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the article or section so designated.

7.14        Counterparts. For the convenience of the parties hereto and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute but one and the same instrument.

7.15        No Waiver. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party hereto in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (b) no waiver that may be given by a party hereto will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party hereto will be deemed to be a waiver of any obligation of that party or of the right of the party hereto giving such notice or demand to take further action without notice or demand as provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

Uxin Limited

By:	/s/ Kun Dai
Name: Kun Dai
Title:Director and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Note Purchase Agreement as of the date first above written.

PacificBridge Asset Management, acting in its capacity as the fund manager of each of the Purchasers

By:	/s/ DK LEE
Name: DK LEE
Title: CEO

SCHEDULE 1

PURCHASERS AND ALLOCATIONS

[*]

SCHEDULE 2

ADVERSE PERSONS

[*]

EXHIBIT A
FORM OF 10.0% NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

[•], 2019 (“Date of Issuance”)

US$[•]

FOR VALUE RECEIVED, and subject to the terms and conditions of this convertible promissory note (this “Note”), Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of [•], a [company incorporated under the laws of [•]](the “Purchaser”), or its assigns, in lawful money of the United States of America the principal amount of [•] Dollars (US$[•]) (the “Principal Amount”), plus accrued interest thereon, on [•], 2020 (the “Maturity Date”), unless earlier duly converted in full into the Conversion Shares pursuant to and in accordance with the terms of this Note.

This Note is issued pursuant to the Convertible Note Purchase Agreement, dated July 12, 2019, by and between the Company, the Purchaser and certain other parties thereto (the “Convertible Note Purchase Agreement”), and is subject to the terms and conditions thereof.  In case of any conflict between this Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall control and govern.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Convertible Note Purchase Agreement.

The following is a statement of the rights of the Purchaser and the conditions to which this Note is subject, and to which the Purchaser, by the acceptance of this Note, agrees:

1.                                      Interest Rate.  This Note shall bear interest on the outstanding Principal Amount at a simple interest rate of ten percent (10.0%) per annum from the Date of Issuance until this Note is fully repaid or redeemed; provided, that if any portion of this Note is duly converted into the Conversion Shares pursuant to and in accordance with Section 4 hereof, interest shall cease to accrue on the portion of the Principal Amount being converted (and, for the avoidance of doubt, continue to accrue on any outstanding Principal Amount not being converted). Accrued interest on this Note shall be computed on the basis of a 365-day year and actual days elapsed.

2.                                      Repayment of this Note.

(a)           Unless to the extent earlier converted into Conversion Shares pursuant to Section 4 hereof, the outstanding Principal Amount (other than any portion of the Principal Amount converted pursuant to Section 4 hereof) and the interest accrued thereon shall be due and payable by the Company upon the earlier of (i) the Maturity Date, and (ii) the occurrence of an Event of Default set forth in Section 5 hereof (the “Due Date”).  Upon the due conversion in full of this Note pursuant to and in accordance with Section 4 hereof, any and all payment obligations of the Company under this Note and the Convertible Note Purchase Agreement shall be fully discharged.

(b)           All amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall be paid to the Purchaser in lawful money of the United States of America within three (3) Business Days after the Due Date. The Company shall make such payments of the unpaid Principal Amount (other than any portion of the Principal Amount converted pursuant to Section 4 hereof), together with accrued and unpaid interest thereon, to the Purchaser by wire transfer of immediately available funds for the account of the Purchaser as the Purchaser may designate and notify in writing to the Company at least five (5) Business Days prior to the payment date. Payment shall be credited first to accrued interest due and payable, and any remainder shall be applied to the outstanding Principal Amount.

(c)           All payments of principal and interest in respect of this Note by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or the PRC or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

3.                                      Seniority.  This Note ranks senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to this Note, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s Subsidiaries.

4.                                      Conversion.

(a)           Conversion.

(i) During the period from and including the 181st day after the Date of Issuance to and including the Maturity Date, the Purchaser shall, by written notice to the Company, have the right but not the obligation to convert all or any portion of the outstanding Principal Amount to a number of Conversion Shares at the applicable Conversion Price, provided, however, that the Purchaser shall not exercise such right to convert more than twice.  As used in this Note, “Conversion Price” means US$1.663, as may be adjusted pursuant to Section 4(d) hereof.

(ii) The number of the Conversion Shares to be issued upon any conversion pursuant to this Section 4(a) shall be equal to the quotient obtained by dividing the Principal Amount subject to such conversion by the Conversion Price.

(b)           No Fractional Shares.  Upon the conversion of this Note into the Conversion Shares, in lieu of any fractional shares to which the Purchaser would otherwise be entitled, the Company shall pay the holder of this Note cash equal to such fraction multiplied by the Conversion Price.

(c)           Mechanics of Conversion.  In the event that the Purchaser has delivered to the Company a written notice in accordance with Section 4(a)(i) hereof specifying that the Purchaser irrevocably elects to convert this Note (whether in part or in full), the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within two (2) weeks of delivery of the applicable written notice to convert, and deliver to the Purchaser, upon surrender of this Note, a certificate or certificates for the number of fully paid Conversion Shares issuable upon such conversion and the updated register of members of the Company indicating that the Purchaser is the holder of such Conversion Shares.  The Company shall not be required to issue or deliver the Conversion Shares until the Purchaser has surrendered this Note to the Company.

(d)           Adjustments to Conversion Price.  The Conversion Price shall be adjusted according to the following items: When any of the Principal Amount is outstanding at any time, (a) if the Company: (i) pays dividends in the form of securities or security equivalents of the Company; (ii) splits the outstanding securities of the Company in order to increase the number of shares; or (iii) incorporates outstanding securities of the Company (including in the form of a reverse share split) to decrease the number of shares, the then-existing Conversion Price shall be multiplied by a fraction, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and whose denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter; (b) if the Company issues Ordinary Shares to all or substantially all shareholders as a class by way of rights issue, or issue or grant to all or substantially all shareholders as a class, by way of rights issue, of options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than 95 per cent of the closing price of the ADSs divided by the ratio of ADS to share (the “Market Price Per Share”) on the last trading day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of Ordinary Shares in issue immediately before such announcement plus the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights issue or for the options or warrants or other rights issued or granted by way of rights issue and for the total number of Ordinary Shares comprised therein would subscribe, purchase or otherwise acquire at Market Price Per Share, and the denominator is the number of Ordinary Shares in issue immediately before such announcement plus the aggregate number of Ordinary Shares issued or, as the case may be, comprised in the issue or grant, or (c) if the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in any other asset or property (including cash, but excluding dividends by securities or security equivalents of the Company), then, and in each such event, provision shall be made so that, upon conversion of the Note thereafter, the Purchaser shall receive, in addition to the number of Ordinary Shares issuable thereon, such other asset or property which the holder of such Ordinary Shares would have received in connection with such event had the outstanding Principal Amount been converted into Ordinary Shares immediately prior to each such event, all subject to further adjustment as provided herein. Any adjustment made according to the aforesaid conditions shall come into effect immediately after the record date of deciding the shareholders having rights to obtain dividends or allocations and, for the purpose of any share split, incorporation or reclassification, shall come into effect immediately after such matters come into effect.

5.                                      Events of Default.  Each of the following events shall be considered an event of default (the “Event of Default”) with respect to this Note:

(a)           Failure to Pay.  The Company shall fail to pay when due (i) any principal payment or (ii) any interest payment or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days after the date due.

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.  As used in this Note, “Significant Subsidiary” means any Subsidiary of the Company, the total assets (after intercompany eliminations) of which exceeds twenty percent (20%) of the consolidated total assets of the Company and its subsidiaries as of the end of the Company’s most recently completed fiscal year.

(c)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries, or of all or a substantial part of their property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its Significant Subsidiaries, or the debts thereof, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and either (i) an order for relief shall be entered or (ii) such proceeding shall not be dismissed or discharged within 45 days of commencement.

(d)           Cessation to be a Public Company. The Company’s securities shall cease to be publicly traded on the Nasdaq Global Select Market.

(e)           Change of Control. Any Change of Control shall occur. For the purpose of this provision 5(e), a “Change of Control” occurs if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than (i) Mr. Kun Dai, or any of his Affiliates, (ii) any of Warburg Pincus, TPG Capital, 58.com Holdings Inc. or any of its respective Affiliates, or (iii) any “group” solely consisting of the Persons set forth in clauses (i) and (ii) above, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more voting power of the Company’s issued and outstanding securities.

(f)            Breach of Other Obligations. The Company fails to perform or comply with one or more of its other obligations in this Note or the Convertible Note Purchase Agreement in any material respect, or breach any representation or warranty of the Company contained in the Convertible Note Purchase Agreement in any material respect, and in each case such failure is not capable of being cured or is not cured within thirty (30) days.

(g)           Material Adverse Effect. Any one or more events, facts, conditions, changes or developments shall have occurred that have caused or constituted or could be reasonably expected to cause or constitute, either individually or in the aggregate, a Material Adverse Effect.

(h)           Cross-Default. Any Significant Indebtedness (as defined below) of the Company or its Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period, or any such Significant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Company or its Subsidiaries, or the Company or its Subsidiaries fails to pay when due any amount payable by it under any guarantee or indemnity of any Significant Indebtedness. For the purpose of this Section 5(i), “Significant Indebtedness” means, with respect to each event mentioned above, one or more indebtedness with an aggregate amount of no less than US$10,000,000 or its equivalent in any other currency or currencies.

(i)            Unsatisfied Judgment. One or more judgment(s) or order(s) for the payment of an aggregate amount of no less than US$10,000,000 is rendered against the Company or its Subsidiaries and continue(s) unappealed, unsatisfied and unstayed for a period of sixty (60) days after the date(s) thereof or, if later, the date therein specified for payment.

(j)            Security Enforced. A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a material part of the undertaking, assets and revenues of the Company and its Subsidiaries taken as a whole.

(k)           Enforcement Proceedings. A distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenue of the Company or its Significant Subsidiaries.

(l)            Winding up, etc.  An order is made by any Governmental Entity having jurisdiction or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or any of its Significant Subsidiaries (other than, in the case of a Significant Subsidiary of the Company, for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent).

6.                                      Remedies.  Upon the occurrence of an Event of Default under Section 5 hereof, at the option and upon the written declaration of the Purchaser at the Purchaser’s sole discretion, the entire unpaid Principal Amount and unpaid interest accrued thereon shall become forthwith due and payable, and the Purchaser may immediately enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default under Section 5(e) hereof, the Company shall, if so requested by the Purchaser, cooperate in good faith with the Purchaser with respect to the Purchaser’s efforts to receive equity securities of the surviving entity (if any) in lieu of the acceleration of the Principal Amount and unpaid interest accrued thereon.

7.                                      Prepayment. The Principal Amount or interest accrued thereon may not be prepaid prior to the Maturity Date without the written consent of the Purchaser.

8.                                      No Rights as Shareholder Prior to Conversion.  For the avoidance of doubt, the Purchaser has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any provisions under the Convertible Note Purchase Agreement, or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, in each case until this Note shall have been converted in whole or in part and all the Conversion Shares issuable upon such whole or partial conversion hereof shall have been issued, as provided for in this Note and the Convertible Note Purchase Agreement. For the avoidance of doubt, the Purchaser shall be conferred with all rights of a shareholder of the Company immediately upon any partial or full conversion of the Note with respect to such Conversion Shares.

10.                               Termination of Rights.All rights under this Note shall automatically terminate when (a) all amounts owing on this Note have been paid in full or (b) this Note is converted in full pursuant to Section 4 hereof.  Upon the termination of all rights under this Note, this Note shall be surrendered by the Purchaser to the Company and this Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Convertible Note Purchase Agreement shall not be terminated merely due to a termination of all rights under this Note, and shall remain in force and effect or terminate pursuant to the terms thereof.

11.                               Amendments and Waivers; Notice.  The amendment or waiver of any term of this Note shall be subject to the written consent of the Company and the Purchaser.  The provision of notice shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

12.                               Successors and Assigns.  This Note applies to, inures to the benefit of, and binds, the successors and assigns of the parties hereto; provided, however, that no party hereto may assign its obligations under this Note without the written consent of the other party hereto.  Notwithstanding anything to the contrary, the Purchaser may, subject to applicable laws, transfer this Note to any of its Affiliates.  Any transfer of this Note may take effect by surrender of this Note to the Company and reissuance of a new note to the transferee.

13.                               Governing Law; Dispute Resolution.  This Note shall be governed by and construed under the laws of the State of New York without regards to principles of conflict of laws.  The resolution of any controversy or claim arising out of or relating to this Note shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

Uxin Limited

By:
Name:
Title:

EXHIBIT B
FORM OF 11.0% NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

[•], 2019 (“Date of Issuance”)

US$[•]

FOR VALUE RECEIVED, and subject to the terms and conditions of this convertible promissory note (this “Note”), Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of [•], a [company incorporated under the laws of [•]](the “Purchaser”), or its assigns, in lawful money of the United States of America the principal amount of [•] Dollars (US$[•]) (the “Principal Amount”), plus accrued interest thereon, on [•], 2020 (the “Maturity Date”), unless earlier duly converted in full into the Conversion Shares pursuant to and in accordance with the terms of this Note.

This Note is issued pursuant to the Convertible Note Purchase Agreement, dated July 12, 2019, by and between the Company, the Purchaser and certain other parties thereto (the “Convertible Note Purchase Agreement”), and is subject to the terms and conditions thereof.  In case of any conflict between this Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall control and govern.  Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Convertible Note Purchase Agreement.

The following is a statement of the rights of the Purchaser and the conditions to which this Note is subject, and to which the Purchaser, by the acceptance of this Note, agrees:

1.                                      Interest Rate.  This Note shall bear interest on the outstanding Principal Amount at a simple interest rate of eleven percent (11.0%) per annum from the Date of Issuance until this Note is fully repaid or redeemed; provided, that if any portion of this Note is duly converted into the Conversion Shares pursuant to and in accordance with Section 4 hereof, interest shall cease to accrue on the portion of the Principal Amount being converted (and, for the avoidance of doubt, continue to accrue on any outstanding Principal Amount not being converted). Accrued interest on this Note shall be computed on the basis of a 365-day year and actual days elapsed.

2.                                      Repayment of this Note.

(a)           Unless to the extent earlier converted into Conversion Shares pursuant to Section 4 hereof, the outstanding Principal Amount (other than any portion of the Principal Amount converted pursuant to Section 4 hereof) and the interest accrued thereon shall be due and payable by the Company upon the earlier of (i) the Maturity Date, and (ii) the occurrence of an Event of Default set forth in Section 5 hereof (the “Due Date”).  Upon the due conversion in full of this Note pursuant to and in accordance with Section 4 hereof, any and all payment obligations of the Company under this Note and the Convertible Note Purchase Agreement shall be fully discharged.

(b)           All amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall be paid to the Purchaser in lawful money of the United States of America within three (3) Business Days after the Due Date. The Company shall make such payments of the unpaid Principal Amount (other than any portion of the Principal Amount converted pursuant to Section 4 hereof), together with accrued and unpaid interest thereon, to the Purchaser by wire transfer of immediately available funds for the account of the Purchaser as the Purchaser may designate and notify in writing to the Company at least five (5) Business Days prior to the payment date. Payment shall be credited first to accrued interest due and payable, and any remainder shall be applied to the outstanding Principal Amount.

(c)           All payments of principal and interest in respect of this Note by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or the PRC or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

3.                                      Seniority.  This Note ranks senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to this Note, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s Subsidiaries.

4.                                      Conversion.

(a)           Conversion.

(i) During the period from and including the 181st day after the Date of Issuance to and including the Maturity Date, the Purchaser shall, by written notice to the Company, have the right but not the obligation to convert all or any portion of the outstanding Principal Amount to a number of Conversion Shares at the applicable Conversion Price, provided, however, that the Purchaser shall not exercise such right to convert more than twice.  As used in this Note, “Conversion Price” means US$1.663, as may be adjusted pursuant to Section 4(d) hereof.

(ii) The number of the Conversion Shares to be issued upon any conversion pursuant to this Section 4(a) shall be equal to the quotient obtained by dividing the Principal Amount subject to such conversion by the Conversion Price.

(b)           No Fractional Shares.  Upon the conversion of this Note into the Conversion Shares, in lieu of any fractional shares to which the Purchaser would otherwise be entitled, the Company shall pay the holder of this Note cash equal to such fraction multiplied by the Conversion Price.

(c)           Mechanics of Conversion.  In the event that the Purchaser has delivered to the Company a written notice in accordance with Section 4(a)(i) hereof specifying that the Purchaser irrevocably elects to convert this Note (whether in part or in full), the Company shall at its expense take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within two (2) weeks of delivery of the applicable written notice to convert, and deliver to the Purchaser, upon surrender of this Note, a certificate or certificates for the number of fully paid Conversion Shares issuable upon such conversion and the updated register of members of the Company indicating that the Purchaser is the holder of such Conversion Shares.  The Company shall not be required to issue or deliver the Conversion Shares until the Purchaser has surrendered this Note to the Company.

(d)           Adjustments to Conversion Price.  The Conversion Price shall be adjusted according to the following items: When any of the Principal Amount is outstanding at any time, (a) if the Company: (i) pays dividends in the form of securities or security equivalents of the Company; (ii) splits the outstanding securities of the Company in order to increase the number of shares; or (iii) incorporates outstanding securities of the Company (including in the form of a reverse share split) to decrease the number of shares, the then-existing Conversion Price shall be multiplied by a fraction, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and whose denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter; (b) if the Company issues Ordinary Shares to all or substantially all shareholders as a class by way of rights issue, or issue or grant to all or substantially all shareholders as a class, by way of rights issue, of options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at less than 95 per cent of the closing price of the ADSs divided by the ratio of ADS to share (the “Market Price Per Share”) on the last trading day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of Ordinary Shares in issue immediately before such announcement plus the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights issue or for the options or warrants or other rights issued or granted by way of rights issue and for the total number of Ordinary Shares comprised therein would subscribe, purchase or otherwise acquire at Market Price Per Share, and the denominator is the number of Ordinary Shares in issue immediately before such announcement plus the aggregate number of Ordinary Shares issued or, as the case may be, comprised in the issue or grant, or (c) if the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in any other asset or property (including cash, but excluding dividends by securities or security equivalents of the Company), then, and in each such event, provision shall be made so that, upon conversion of the Note thereafter, the Purchaser shall receive, in addition to the number of Ordinary Shares issuable thereon, such other asset or property which the holder of such Ordinary Shares would have received in connection with such event had the outstanding Principal Amount been converted into Ordinary Shares immediately prior to each such event, all subject to further adjustment as provided herein. Any adjustment made according to the aforesaid conditions shall come into effect immediately after the record date of deciding the shareholders having rights to obtain dividends or allocations and, for the purpose of any share split, incorporation or reclassification, shall come into effect immediately after such matters come into effect.

5.                                      Events of Default.  Each of the following events shall be considered an event of default (the “Event of Default”) with respect to this Note:

(a)           Failure to Pay.  The Company shall fail to pay when due (i) any principal payment or (ii) any interest payment or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days after the date due.

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.  As used in this Note, “Significant Subsidiary” means any Subsidiary of the Company, the total assets (after intercompany eliminations) of which exceeds twenty percent (20%) of the consolidated total assets of the Company and its subsidiaries as of the end of the Company’s most recently completed fiscal year.

(c)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries, or of all or a substantial part of their property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its Significant Subsidiaries, or the debts thereof, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and either (i) an order for relief shall be entered or (ii) such proceeding shall not be dismissed or discharged within 45 days of commencement.

(d)           Cessation to be a Public Company. The Company’s securities shall cease to be publicly traded on the Nasdaq Global Select Market.

(e)           Change of Control. Any Change of Control shall occur. For the purpose of this provision 5(e), a “Change of Control” occurs if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than (i) Mr. Kun Dai, or any of his Affiliates, (ii) any of Warburg Pincus, TPG Capital, 58.com Holdings Inc. or any of its respective Affiliates, or (iii) any “group” solely consisting of the Persons set forth in clauses (i) and (ii) above, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more voting power of the Company’s issued and outstanding securities.

(f)            Breach of Other Obligations. The Company fails to perform or comply with one or more of its other obligations in this Note or the Convertible Note Purchase Agreement in any material respect, or breach any representation or warranty of the Company contained in the Convertible Note Purchase Agreement in any material respect, and in each case such failure is not capable of being cured or is not cured within thirty (30) days.

(g)           Material Adverse Effect. Any one or more events, facts, conditions, changes or developments shall have occurred that have caused or constituted or could be reasonably expected to cause or constitute, either individually or in the aggregate, a Material Adverse Effect.

(h)           Cross-Default. Any Significant Indebtedness (as defined below) of the Company or its Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period, or any such Significant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Company or its Subsidiaries, or the Company or its Subsidiaries fails to pay when due any amount payable by it under any guarantee or indemnity of any Significant Indebtedness. For the purpose of this Section 5(i), “Significant Indebtedness” means, with respect to each event mentioned above, one or more indebtedness with an aggregate amount of no less than US$10,000,000 or its equivalent in any other currency or currencies.

(i)            Unsatisfied Judgment. One or more judgment(s) or order(s) for the payment of an aggregate amount of no less than US$10,000,000 is rendered against the Company or its Subsidiaries and continue(s) unappealed, unsatisfied and unstayed for a period of sixty (60) days after the date(s) thereof or, if later, the date therein specified for payment.

(j)            Security Enforced. A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or a material part of the undertaking, assets and revenues of the Company and its Subsidiaries taken as a whole.

(k)           Enforcement Proceedings. A distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenue of the Company or its Significant Subsidiaries.

(l)            Winding up, etc.  An order is made by any Governmental Entity having jurisdiction or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or any of its Significant Subsidiaries (other than, in the case of a Significant Subsidiary of the Company, for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent).

6.                                      Remedies.  Upon the occurrence of an Event of Default under Section 5 hereof, at the option and upon the written declaration of the Purchaser at the Purchaser’s sole discretion, the entire unpaid Principal Amount and unpaid interest accrued thereon shall become forthwith due and payable, and the Purchaser may immediately enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default under Section 5(e) hereof, the Company shall, if so requested by the Purchaser, cooperate in good faith with the Purchaser with respect to the Purchaser’s efforts to receive equity securities of the surviving entity (if any) in lieu of the acceleration of the Principal Amount and unpaid interest accrued thereon.

7.                                      Prepayment. The Principal Amount or interest accrued thereon may not be prepaid prior to the Maturity Date without the written consent of the Purchaser.

8.                                      No Rights as Shareholder Prior to Conversion.  For the avoidance of doubt, the Purchaser has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any provisions under the Convertible Note Purchase Agreement, or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, in each case until this Note shall have been converted in whole or in part and all the Conversion Shares issuable upon such whole or partial conversion hereof shall have been issued, as provided for in this Note and the Convertible Note Purchase Agreement. For the avoidance of doubt, the Purchaser shall be conferred with all rights of a shareholder of the Company immediately upon any partial or full conversion of the Note with respect to such Conversion Shares.

10.                               Termination of Rights.All rights under this Note shall automatically terminate when (a) all amounts owing on this Note have been paid in full or (b) this Note is converted in full pursuant to Section 4 hereof.  Upon the termination of all rights under this Note, this Note shall be surrendered by the Purchaser to the Company and this Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Convertible Note Purchase Agreement shall not be terminated merely due to a termination of all rights under this Note, and shall remain in force and effect or terminate pursuant to the terms thereof.

11.                               Amendments and Waivers; Notice.  The amendment or waiver of any term of this Note shall be subject to the written consent of the Company and the Purchaser.  The provision of notice shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

12.                               Successors and Assigns.  This Note applies to, inures to the benefit of, and binds, the successors and assigns of the parties hereto; provided, however, that no party hereto may assign its obligations under this Note without the written consent of the other party hereto.  Notwithstanding anything to the contrary, the Purchaser may, subject to applicable laws, transfer this Note to any of its Affiliates.  Any transfer of this Note may take effect by surrender of this Note to the Company and reissuance of a new note to the transferee.

13.                               Governing Law; Dispute Resolution.  This Note shall be governed by and construed under the laws of the State of New York without regards to principles of conflict of laws.  The resolution of any controversy or claim arising out of or relating to this Note shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

Uxin Limited

By:
Name:
Title: